UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 21, 2011
METLIFE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-15787	13-4075851
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Park Avenue, New York, New York	10166-0188
(Address of Principal Executive Offices)	(Zip Code)
212-578-2211
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 21, 2011, in connection with the upcoming retirement of C. Robert Henrikson, the Board of Directors (the “Board”) of MetLife, Inc. (the “Company”) elected Steven A. Kandarian President and Chief Executive Officer of the Company, effective May 1, 2011. The Board also nominated Mr. Kandarian to stand for election to the Board at the Company’s 2011 annual meeting of stockholders as a Class II Director with a term expiring as of the 2013 annual meeting. In connection with his election, Mr. Kandarian’s annual base salary rate was increased from $650,000 to $1,000,000 effective May 1, 2011, and he received special compensation grants (“Special Grants”) of 50,000 performance shares and 150,000 stock options on terms further described below. The Special Grants are in addition to the grants determined under the Company’s general executive compensation practices made earlier in 2011.
Mr. Kandarian, age 59, has been Executive Vice President and Chief Investment Officer of MetLife, Inc. and Metropolitan Life Insurance Company since April 2005 and has been responsible for MetLife’s Investments Department and the Company’s more than $450 billion general account portfolio. In 2009, he assumed responsibility for MetLife’s Global Brand and Marketing Services Department, and has overseen the development of MetLife’s enterprise-wide corporate strategy. Before joining MetLife, Mr. Kandarian served from 2001 to 2004 as executive director of the Pension Benefit Guaranty Corporation, a government corporation with over 2,000 employees that provides insurance for defined benefit pension plans nationwide. Previously, Mr. Kandarian was founder and managing partner of Orion Partners, LP, where he managed a private equity fund specializing in venture capital and corporate acquisitions. From 1990 to 1993, he served as president and founder of Eagle Capital Holdings, where he formed a private merchant bank to sponsor equity investments in small and mid-sized businesses. From 1984 to 1990, he was managing director of Lee Capital Holdings, a private equity firm based in Boston. Mr. Kandarian began his career as an investment banker with Houston-based Rotan Mosle, Inc. Mr. Kandarian serves as a board member of the Damon Runyon Cancer Research Foundation, is a member of the Economic Club of New York and is an advisory board member of the Center for Retirement Research at Boston College. He received a bachelor’s degree from Clark University, a J.D. from Georgetown University Law Center, and an M.B.A. from Harvard Business School. He is a director of MetLife Bank.
Mr. Kandarian’s leadership and financial acumen, as well as his experience with the Company, including responsibilities for Investments, Global Brand and Marketing Services, and enterprise-wide corporate strategy, and his upcoming role as President and Chief Executive Officer, have provided him with an in-depth understanding of the Company’s businesses and global operations and the Company’s strategic direction and leadership selection.
C. Robert Henrikson has resigned as President and Chief Executive Officer of the Company, effective May 1, 2011. He will continue to be employed at his present salary rate until October 31, 2011. From May 1, 2011 through 2011 year-end, he will continue to serve as Chairman of the Board to assist in the leadership transition and, among other duties, to direct certain external activities regarding significant regulatory and legislative issues.
A copy of the press release issued by the Company on March 21, 2011 announcing that the Board has named Mr. Kandarian to succeed Mr. Henrikson as President and Chief Executive Officer is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Each of the Special Grant performance shares is subject to a three-year performance period beginning January 1, 2011, which is the same as performance shares determined under the Company’s general executive compensation practices granted earlier in 2011. After the end of the performance period, up to 200% of the performance shares may become payable in shares of the Company’s common stock, generally assuming the executive’s continued service to the Company through the end of the performance period, and depending on the Company’s performance relative to its competition over the performance period.
Each of the Special Grant stock options has an exercise price equal to the closing price of the Company’s shares on the New York Stock Exchange on the date of grant, and will normally become exercisable on the third anniversary of their grant date, generally assuming the executive’s continued service to the Company through that date.
Item 9.01. Financial Statements and Exhibits.
(a) Not applicable.
(b) Not applicable.
(c) Not applicable
(d) Exhibits
99.1	Press release of MetLife, Inc., dated March 21, 2011, announcing that its Board of Directors has named Steven A. Kandarian to succeed C. Robert Henrikson as President and Chief Executive Officer.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METLIFE, INC.

By:	/s/ Christine M. DeBiase

Name:	Christine M. DeBiase
Title:	Vice President and Secretary
Date: March 21, 2011

EXHIBIT INDEX

EXHIBIT
NUMBER	EXHIBIT

99.1	Press release of MetLife, Inc., dated March 21, 2011, announcing that its Board of Directors has named Steven A. Kandarian to succeed C. Robert Henrikson as President and Chief Executive Officer.